CONNOLLY VO	5/1/07

This is Bill Connolly, Head of Putnam Retail Management.

On February 1st, we announced that Great-West Lifeco, an affiliate of Power Financial of Canada, would pay $3.9 billion in cash to acquire Putnam Investments. I am pleased to report that the sale is on track to be completed by the end of May 2007 or shortly thereafter. We’re excited about this change — and there are so many positives we can talk about — but today I’d like to focus on a few key points that may be of interest to our colleagues in the financial advisor community, and to investors in our funds.

First, we now have clarity of ownership. Putnam will have a corporate parent who is deeply committed to the financial services business over the long term. Our new relationship with Power provides for the greatest degree of continuity at Putnam, enabling us to continue to focus on our mission of taking care of your clients’ investment assets by striving for consistent, dependable, and superior investment performance over time.

Second, we will now have an owner with a history of success in buying companies and helping them to grow. Power Financial Group has returned 20% per year to its shareholders over the past 15 years through March 31, which makes them the #2 performing financial services firm in North America in terms of stock performance. Power Financial is also the largest asset manager in Canada and has come to lead its market by being smart, strategic, and fiscally prudent about its acquisitions. Power also has an excellent record of maintaining stability and preserving talent in its acquired companies.

CONNOLLY VO	5/1/07

Putnam and Power are a great fit. There's almost no overlap between what Power does and what Putnam does, either in terms of products or markets. Instead, Putnam gives Power a great presence in the United States. Putnam will remain headquartered in Boston and retain its name, current operations, staff and offices. For investors, that means no disruption in the services you’ve come to expect from Putnam.

This relationship will add value to Putnam. Power's proven success, knowledge, and business acumen can add value to our strategic initiatives and help us do more to help serve investors. Power and Putnam have a shared vision about the investment business and believe in the responsibility that comes with managing other people’s money.

Power also believes in our management team. Power’s acquisition of Putnam is a $4 billion vote of confidence in Ed Haldeman, the Putnam Executive Board, and Putnam's employees. Investors can rest assured that no changes to the Putnam funds, to the way we manage money, or to our investment processes are expected as a result of this change in ownership. Power’s clear goal — as Jeff Orr of Power Corp. said — is “to let Putnam be Putnam.”

Finally, Power believes that the reality of success at Putnam is ahead of the perception. As a shrewd buyer, Power saw great potential in Putnam that wasn’t being fully recognized, including solid performance across asset classes. Nearly 70% of Putnam funds beat their peers for the three years ended March 31, according to Lipper, and nearly 80% of our equity funds

CONNOLLY VO	5/1/07

beat their peers over the last six months. You’ll find details of Putnam’s fund performance included in this mailing and on our website.

Let me finish where I began. We’re excited about this change in ownership because it will provide continuity and support so that we can focus on what we do best — helping your clients meet their long-term financial goals.

If you have questions or concerns, please don’t hesitate to contact your Putnam wholesaler, or call Putnam at 1-800-354-4000. Thank you.